Exhibit (a)(5)(vi)

FOR IMMEDIATE RELEASE

DURA EXTENDS TENDER OFFER FOR METHODE ELECTRONICS
CLASS B SHARES TO SEPTEMBER 16, 2003

ROCHESTER HILLS, Mich., September 2, 2003 — DURA Automotive Systems, Inc. (Nasdaq:DRRA), today announced that it has extended its tender offer to purchase, through its wholly owned subsidiary, MEI Investment Corp., all of the outstanding Class B shares of Methode Electronics, Inc. (Nasdaq:METHB) for $50.00 per share. The offer, previously scheduled to expire at 12:00 midnight EDT, September 2, 2003, will now expire at 12:00 midnight EDT, September 16, 2003, unless further extended.

As previously announced, after completing its purchase of Class B shares, Dura would fund a special cash distribution payable to the owners of Methode’s Class A shares (Nasdaq:METHA) of $0.35 per share and agree to enter into a three-year corporate governance agreement for the benefit of the Class A shareholders. Dura would also instruct its representatives on the Methode Board, subject to the proper exercise of their fiduciary duties, to support payment of an additional dividend by Methode of $0.26 per Class A share, for a total cash distribution of $0.61 per Class A share.

As of September 2, 2003, a total of approximately 85,209 Methode Class B shares (representing approximately 25% of the outstanding Class B shares) had been validly tendered and not withdrawn.

About DURA Automotive Systems, Inc.

DURA Automotive Systems, Inc., is the world’s largest independent designer and manufacturer of driver control systems and a leading global supplier of seating control systems, engineered assemblies, structural door modules and integrated glass systems for the global automotive industry. The company is also a leading supplier of similar products to the North American recreation and specialty vehicle markets. DURA sells its automotive products to every North American, Japanese and European original equipment manufacturer (OEM) and many leading Tier 1 automotive suppliers. DURA is headquartered in Rochester Hills, Mich. Information about DURA and its products is available on the Internet at www.duraauto.com.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY METHODE ELECTRONICS CLASS B COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS DATED JULY 8, 2003 AND THE SUPPLEMENT TO OFFER TO PURCHASE DATED AUGUST 4, 2003. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH

RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM DURA AUTOMOTIVE SYSTEMS, INC.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected benefits from the proposed transaction not being fully realized or realized within the expected time frames; (ii) unanticipated difficulties servicing the indebtedness of the company; (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers; (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected. The safe harbors for forward-looking statements under the Private Securities Litigation Reform Act of 1995 is not applicable to a forward-looking statement made in connection with a tender offer.

CONTACT:
Brandy Bergman/Alex Eule
Citigate Sard Verbinnen
212/687-8080
or
David Bovee
DURA Automotive Systems, Inc.
248/299-7500